EXHIBIT 7.02
                                                                    ------------


--------------------------------------   ---------------------------------------
 HBK MASTER FUND L.P.                      LSF5 INDY INVESTMENTS LLC
 HBK FUND L.P.                             717 NORTH HARWOOD STREET, SUITE 2200
 C/O HBK SERVICES LLC                      DALLAS, TEXAS 75201
 300 CRESCENT COURT, SUITE 700
 DALLAS, TEXAS 75201

--------------------------------------   ---------------------------------------
 ROBERT J. STETSON
 12240 INWOOD ROAD, SUITE 405
 DALLAS, TEXAS 75244

--------------------------------------   ---------------------------------------


                                  June 25, 2007


Ladies and Gentlemen:

        This letter agreement (this "Agreement") sets forth the agreement among HBK Master Fund L.P., a Cayman Islands limited partnership ("HBK Master"), HBK Fund L.P., a Delaware limited partnership ("HBK Fund" and together with HBK Master, "HBK"), LSF5 Indy Investments LLC, a Delaware limited liability company ("Lone Star" and together with HBK, each an "Investor Party" and collectively the "Investor Parties"), and Robert J. Stetson ("Stetson", and together with the Investor Parties, each a "Party" and collectively the "Parties") with respect to certain matters related to the acquisition by each of the Parties of certain shares of common stock, par value $0.50 per share (the "Common Stock"), of The Steak n Shake Company, an Indiana corporation (the "Issuer").

        1. Allocation of Common Stock of the Issuer. HBK Master represents and warrants to the other Parties that, as of the date hereof, it has direct beneficial ownership of 1,482,955 shares of Common Stock. HBK Fund represents and warrants to the other Parties that, as of the date hereof, it has direct beneficial ownership of 766,845 shares of Common Stock. Lone Star represents and warrants to the other Parties that, as of the date hereof, it has direct beneficial ownership of 398,500 shares of Common Stock. Stetson represents and warrants to the other Parties that, as of the date hereof, it has direct beneficial ownership of 55,426 shares of Common Stock. Each Party represents and warrants to the other Parties that, as of the date hereof, neither it nor any of its affiliates beneficially owns (determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) any shares of Common Stock other than the shares of Common Stock set forth above. Within five (5) business days following the date hereof, HBK shall sell to Lone Star, and Lone Star shall purchase from HBK, 925,650 shares of Common Stock for a purchase price equal to the total price paid by the Investor Parties for the shares of Common Stock owned by them divided by two (inclusive of brokerage commissions) minus the total price previously paid by Lone Star (inclusive of brokerage commissions) for the shares of Common Stock held by it as of the date of this Agreement. It is the intent of the foregoing provision that following such purchase and sale, HBK and Lone Star shall each own 50% of the total aggregate number of shares of Common Stock owned by HBK and Lone Star collectively.

        2. Standstill. Without the agreement of each of the Investor Parties, except as provided in paragraph 1 hereof, and subject to paragraph 3 hereof, no Party shall, and each Party shall cause its affiliates to not, at any time prior to the termination of this Agreement in accordance with the provisions of paragraph 5, (i) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any securities of the Issuer or its subsidiaries or of any successor to or person in control of the Issuer or any of its subsidiaries, or any assets of the Issuer or its subsidiaries or divisions thereof or of any such successor or controlling person, (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination relating to all or part of the Issuer or its subsidiaries or any acquisition transaction for all or part of the capital stock or assets of the Issuer or its subsidiaries or any of their respective businesses (including, without limitation, by entering into a confidentiality agreement, standstill agreement or letter of intent with respect to such transaction or business combination); (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Issuer or any of its subsidiaries; (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Issuer or any of its subsidiaries; (v) seek or propose, alone or in concert with others, to influence or control the Issuer's management or policies; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with the Issuer or any other person with respect to any of the foregoing activities or propose any of such activities to the Issuer or any other person; (vii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; or (viii) disclose any intention, plan or arrangement inconsistent with any of the foregoing. In addition, without the agreement of each of the Investor Parties, except as provided in paragraph 1 hereof, no Party shall, and each Party shall cause its affiliates to not, at any time prior to the termination of this Agreement in accordance with the provisions of paragraph 5, sell any shares of Common Stock or any interest therein; provided, however, that in the event the shares of Common Stock of an Investor Party are subject to the Call Option (as defined in paragraph 6), such Investor Party shall not sell such shares of Common Stock until either (a) such shares of Common Stock are purchased by the other Investor Party pursuant to an exercise of the Call Option or (b) the Call Period expires without the other Investor Party delivering written notice of its exercise of the Call Option as provided in paragraph 6.

        3. Subsequent Purchases of Common Stock. Following the date hereof, with respect to all purchases of Common Stock by an Investor Party prior to the termination of this Agreement pursuant to paragraph 5, unless otherwise agreed by both Investor Parties, it is the intent of the Parties that half of the Common Stock acquired in any purchase of Common Stock by an Investor Party be acquired for the benefit of the other Investor Party. At any time following such subsequent purchase or series of purchases of Common Stock, either Investor Party may require that all shares of Common Stock held by the purchasing Investor Party for the benefit of the non-purchasing Investor Party be transferred to the non-purchasing Investor Party in exchange for the price paid by the purchasing Investor Party for such transferred shares of Common Stock; provided, however, that any such transfer shall occur on not less than five (5) business days notice from the applicable Investor Party, and only one such transfer shall be permitted to occur in any five (5) business day period without the consent of both Investor Parties. Within five (5) business day of the termination of this Agreement in accordance with paragraph 5, all shares of Common Stock held by the purchasing Investor Party for the benefit of the non-purchasing Investor Party shall be transferred to the non-purchasing Investor Party in exchange for the price paid by the purchasing Investor Party for such transferred shares of Common Stock.

        4. Filing and Amendment of Schedule 13D. The Parties acknowledge and agree that they shall jointly file with the Securities and Exchange Commission a Schedule 13D in respect of the shares of Common Stock owned by the Parties, and they agree to cooperate with each other in good faith with respect to any necessary amendments to such Schedule 13D.

        5. Termination. This Agreement may be terminated at any time by either Investor Party by delivering notice in writing of such termination to each of the other Parties hereto. Such notice shall be effective upon receipt by the non-terminating Party. Upon such termination, this Agreement shall terminate and be of no further force and effect, except for the provisions of paragraph 3, paragraph 4, paragraph 6, and the last sentence of paragraph 2, each of which shall continue in full force and effect in accordance with their terms following such termination, and except that such termination shall not relieve any Party for liability as a result of the breach of any of the provisions of this Agreement. Without altering or amending any of the other terms of this Agreement, upon termination of this Agreement, it is the intent of the Parties that any relationships among the Parties that could result in them being deemed a "group" within the meaning of Rule 13d-5(b) under the Exchange Act shall be deemed terminated.

        6.      Call Right; Subsequent Sales.

                (a) In the event that either Investor Party elects to terminate this Agreement as set forth in paragraph 5 above, the non-terminating Investor Party shall have the right, but shall in no event be required, to require the terminating Investor Party to sell to the non-terminating Investor Party all of the Common Stock of the terminating Investor Party (the "Call Option") at the Call Price (as defined herein). The non-terminating Investor Party shall give written notice of its intent to exercise the Call Option within three (3) business days following receipt of the notice of termination of this Agreement from the terminating Investor Party (the "Call Period"). If such notice is not delivered within the Call Period the Call Option shall terminate and be of no further force and effect. If such notice is delivered within the Call Period, the purchase and sale of the Common Stock, whereby the terminating Investor Party shall deliver, or shall cause to be delivered via DTC, all of its Common Stock to the non-terminating Investor Party in exchange for Payment of the Call Price, shall occur on such date as determined by the Investor Parties, but in no event more than three (3) business days following delivery of the written notice by the non-terminating Investor Party of its exercise of the Call Option. As used herein, the "Call Price" shall be an amount equal to (i) the dollar volume-weighted average price of the Common Stock on the New York Stock Exchange as reported by Bloomberg Financial Markets for the five trading day period preceding the date on which the notice of termination is delivered pursuant to this paragraph 5, multiplied by (ii) the number of shares of Common Stock subject to the Call Option. Notwithstanding anything to the contrary contained herein, the Call Option shall not be applicable in the event the non-terminating Investor Party is in breach of the terms of this Agreement at the time such Agreement is terminated by the other Investor Party.

                (b) In the event that the non-terminating Investor Party does not or is deemed to not exercise the Call Option, then if either Investor Party sells or disposes of any shares of Common Stock within thirty (30) days of when the non-terminating Investor Party did not or was deemed to not exercise the Call Option, then such Investor Party shall given written notice to the other Investor Party. Within five (5) business days following the expiration of such thirty (30) period, HBK shall pay to Lone Star or Lone Star shall pay to HBK, as applicable, an amount in cash such that the net cash proceeds per share of Common Stock sold by the Investor Parties during such thirty (30) period is the same for each Investor Party.

        7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts executed in and to be performed in that State.

        8. Other Agreements. This Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings and statements, both written and oral, among the Parties or any of their affiliates with respect to the subject matter contained herein.

        9. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement.

                            [Signature pages follow]

                    [Signature Page to Investment Letter Agreement]

        IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.



                                    HBK MASTER FUND L.P.


                                    By:    HBK Services LLC, Investment Advisor



                                    By:    /s/ J. Baker Gentry, Jr.
                                           -------------------------------------
                                    Name:  J. Baker Gentry, Jr.
                                    Title: Authorized Signatory




                                    HBK FUND L.P.



                                    BY:    HBK Services LLC, Investment Advisor



                                    By:    /s/ J. Baker Gentry, Jr.
                                           -------------------------------------
                                    Name:  J. Baker Gentry, Jr.
                                    Title: Authorized Signatory






                     (Signature page continued on following page)

                 [Signature Page to Investment Letter Agreement]

                                    LSF5 INDY INVESTMENTS, LLC





                                    By:     /s/ Marc L. Lipshy
                                            ------------------------------------
                                    Name:   Marc L. Lipshy
                                    Title:  Vice President











                  (Signature page continued on following page)

                 [Signature Page to Investment Letter Agreement]


                                    /s/ Robert J. Stetson
                                    --------------------------------------------
                                    Robert J. Stetson